Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by Black Hills Corporation of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of Newco (as defined in the Registration Statement) upon the consummation of the business combination as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely,

/s/ Brian Bird
Name:	Brian Bird

Date: January 30, 2026